Exhibit 10.1
     CONSENT AND AMENDMENT effective as of June 4, 2009 (the “Consent”), executed in connection with the FINANCING AGREEMENT, dated as of July 15, 2005 (as amended, modified or supplemented from time to time, the “Financing Agreement”), among HORSEHEAD CORPORATION (f/k/a Horsehead Corp. and Horsehead Acquisition Corp.), a Delaware corporation doing business in South Carolina as Horsehead Recycling (the “Company”), HORSEHEAD INTERMEDIARY CORP., a Delaware corporation (“Horsehead Intermediary”), CHESTNUT RIDGE RAILROAD CORP., a Delaware corporation (together with the Company, the “Credit Parties”), THE CIT GROUP/BUSINESS CREDIT, INC. (“CIT”), PNC BANK, NATIONAL ASSOCIATION (“PNC” and together with CIT, collectively, the “Lenders”), and CIT, as agent for the Lenders (the “Agent”). Terms which are capitalized in this Consent and not otherwise defined shall have the meanings ascribed to such terms in the Financing Agreement.
     WHEREAS, the Company is in the process of constructing a new facility, located in Barnwell, South Carolina, which will be used primarily as a zinc recycling facility, and the construction of the facility, and the acquisition of the property on which the facility will be located, will be financed in part pursuant to a new markets tax credit transaction with Bank of America Community Development Corp. and certain other entities (the “New Market Tax Credit Transaction”); and
     WHEREAS, prior to or concurrently with the consummation of the New Markets Tax Credit Transaction, the Company intends to take the following actions, and the Credit Parties have requested that the Agent and Lenders provide their consent to (i) the formation by the Company of Horsehead Zinc Recycling, LLC, a South Carolina limited liability company (“Horsehead Zinc”), (ii) the acquisition by Horsehead Zinc of title to certain real estate situated at 941 Technology Drive, Barnwell, South Carolina 29812 (the “Barnwell Property”), (iii) the funding of the acquisition of the Barnwell Property and construction of improvements thereon, utilizing proceeds of the New Markets Tax Credit Transaction in the approximate amount of $19,625,000 and proceeds of equity contributions by the Company to Horsehead Zinc in the approximate aggregate amount of $18,095,000, such acquisition and improvements currently projected to have an approximate aggregate cost of $37,720,000 (the “Barnwell Project”), (iv) the Company’s receiving and owning, beneficially and of record, a 99.99% membership interest in Horsehead Zinc in exchange for the equity contributions hereinabove described, made and to be made by the Company to Horsehead Zinc, (v) the lease by the Company, from Horsehead Zinc, of the Barnwell Property, pursuant to a Lease Agreement, effective as of May 29, 2009 between Horsehead Zinc, as lessor, and the Company, as lessee (the “Barnwell Lease”), and (vi) the execution by the Company in favor of Horsehead Zinc of a certain environmental indemnity agreement effective as of May 29, 2009 (the “Environmental Indemnity”), and the Agent and the Lenders are willing to provide such consents, on the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     Section One. Consent. Notwithstanding any prohibition against (x) the lease, transfer or other disposition by the Company of any of its assets, pursuant to Section 7.4(c) of the Financing Agreement, (y) the creation by the Company of a new subsidiary, the investment by the Company in such subsidiary or the acquisition by the Company of an equity interest in such subsidiary, pursuant to Section 7.4(g) of the Financing Agreement and (z) the entering into of a lease transaction with an affiliate of the Company pursuant to Section 7.4(h) of the Financing Agreement, subject to the satisfaction of the conditions precedent contained in Section Four hereof, the Agent and the Lenders hereby consent to the following transactions:
               (i) The formation by the Company of Horsehead Zinc, provided the Company shall be at all times the Manager of Horsehead Zinc;
               (ii) The equity contribution by the Company to Horsehead Zinc in the approximate aggregate amount of $18,095,000, provided the proceeds thereof are used by Horsehead Zinc to fund the Barnwell Project; and
               (iii) The execution by the Company of the Barnwell Lease and the Environmental Indemnity in substantially the forms of Exhibit A-1 and A-2, respectively, annexed hereto.
     Section Two. Amendment. Subject to the satisfaction of the conditions precedent contained in Section Four hereof, the Financing Agreement is hereby amended as follows:
          (a) Section 1.1. Defined Terms. Section 1.1 is amended by deleting the definitions of the terms Applicable Margin, LIBOR and Line of Credit Fee, and substituting the following in lieu thereof, respectively:
Applicable Margin shall mean, with respect to (a) the Revolving Loans, three percent (3.00%) for Chase Bank Rate Loans and four percent (4.00%) for LIBOR Loans, and (b) Letters of Credit, four percent (4.00%).
LIBOR shall mean, for any Interest Period and subject to availability, a rate of interest equal to the greater of (1) one and three-quarters percent (1.75%) or (2) the quotient obtained by dividing: (a) at the Agent’s election, (i) the rate set forth in the new York (a.m.) edition of The Wall Street Journal under the “Money Rates” section for “London Interbank Offered Rates” two (2) Business Days prior to the first day of such Interest Period, or (ii) the rate of interest determined by the Agent at which deposits in U.S. Dollars are offered for such Interest Period as presented on Telerate Systems at page 3750 (or such other page as may replace such page on Telerate Systems for purposes of displaying interest rates in the London interbank markets) as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period (provided that if two or more offered rates are presented on Telerate System at page 3750 (or such other page) for such Interest Period, the arithmetic mean of all such rates, as determined by the Agent, will be the rate elected) (or, to the extent that neither (i) not (ii) are available, LIBOR for such Interest Period as quoted to the Agent by JPMorgan Chase Bank, N.A. (or any successor thereof) two (2) Business Days prior to the first day of such Interest Period); by (b) a number equal to 1.00 minus the Eurocurrency Reserve Requirements, if any, in effect on the day which is two (b) Business Days prior to the beginning of such Interest Period.
Line of Credit Fee shall mean, for any month, the product obtained by multiplying (a) (i) the amount of the Revolving Line of Credit minus (ii) the average daily principal balance of Revolving Loans and the average daily undrawn amount of Letters of Credit outstanding during such month, times (b) three-quarters of one percent (0.75%) per annum for the number of days in said month.
          (b) Section 7.3. Financial Covenants. Section 7.3 (e) of the Financing Agreement is amended by deleting therefrom the sum of Five Million Dollars ($5,000,000) in each instance in which it appears in such Section, and substituting in lieu thereof the sum of Twelve Million Five Hundred Thousand Dollars ($12,500,000), and accordingly, such Section is amended and restated as follows:
“(e) Nothstanding anything to the contrary contained in this Section, (i) Consolidated EBITDA for the twelve (12)-month period ending September 30, 2005 shall be calculated by annualizing the results of operations of the Company and its consolidated subsidiaries for the nine (9)-month period ending September 30, 2005, and Consolidated Fixed Charges for such twelve (12)-month period shall be calculated by annualizing Consolidated Fixed Charges for such nine (9)-month period, and (ii) without limiting any other term or provision of this Financing Agreement, the Credit Parties shall not be required to cause the Company and its consolidated subsidiaries to comply with the financial covenants set forth in clauses (a), (b) or (c) above unless and until the average of Net Availability for any consecutive ten (10) day period is less than Twelve Million Five Hundred Thousand Dollars ($12,500,000) (a “Testing Event”), in which case the Credit Parties shall be required to cause the

Company and its consolidated subsidiaries to have complied with such financial covenants for the relevant period ended as of the last day of the prior fiscal quarter and to comply with such financial covenants for the relevant period ending as of the last day of the current fiscal quarter and for each relevant period thereafter; provided, however, that if the average of Net Availability for any consecutive thirty (30) day period thereafter is equal to or greater than Twelve Million Five Hundred Thousand Dollars ($12,500,000), then such Testing Event shall thereafter cease to exist and the Credit Parties shall not be required to cause the Company and its consolidated subsidiaries to comply with such financial covenants for any relevant period ending after the last day of the fiscal quarter during which the last day of such thirty (30) day period occurred (it being agreed for avoidance of doubt that the Credit Parties shall be required to cause the Company and its consolidated subsidiaries to comply with such financial covenants for the relevant period ending on the last day of such fiscal quarter) unless and until a subsequent Testing Event occurs, in which case the Credit Parties shall be required to cause the Company and its consolidated subsidiaries to have complied and to comply with such financial covenants in accordance with the preceding clause (ii) so long as such subsequent Testing Event continues (it being agreed that any Testing Event shall continue unless and until it ceases to exist in accordance with this proviso); provided further, however, that for avoidance of doubt, irrespective of whether a Testing Event has occurred and is continuing, minimum Consolidated EBITDA shall be tested on an annual basis in accordance with the definition of PP&E Component for the purpose of determining whether the PP&E Component will be reduced.”
          (c) The Company has heretofore advised the Agent and the Lenders that Horsehead Intermediary has effectively dissolved as a corporate entity, and accordingly, all references in the Credit Agreement and in the other Loan Documents to Horsehead Intermediary are hereby deleted.
     Section Three. Representations and Warranties. Each of the Credit Parties warrants and represents to the Agent and each Lender as follows:
          (a) the execution, delivery and performance of this Consent and the other documents described herein by such Credit Party are within its corporate powers, have been duly authorized by all necessary corporate action, and such Credit Party has received all necessary consents and approvals (if any shall be required) for the execution and delivery of this Consent and such other documents;
          (b) upon the execution of this Consent and the other documents described herein, this Amendment and such other documents shall constitute the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity;
          (c) no Default or Event of Default has occurred and is continuing;
          (d) the Company is not contributing any cash or other property of any kind to Horsehead Zinc in connection with the New Market Tax Credit Transaction, except for capital contributions, in cash, in the approximate aggregate amount of $18,095,000; and
          (e) the Recitals contained in this Consent are true and correct in all respects.
Each Credit Party confirms, reaffirms and restates to the Agent and each Lender, as of the date of this Consent, each of the representations and warranties set forth in the Financing Agreement, except to the extent that such representations and warranties solely relate to a specific earlier date, in which case each Credit Party confirms, reaffirms and restates such representations and warranties as of such earlier date.
     Section Four. Conditions Precedent. The effectiveness of this Consent and the provisions hereof are subject to the following conditions precedent, including, where applicable, that the Agent shall have received the following documents and other items (all such documents and other items to be in form and substance satisfactory to the Agent):
          (a) This Consent duly executed by authorized representatives of each of the Credit Parties and each of the Lenders;
          (b) Horsehead Zinc shall have executed and delivered to the Agent a landlord’s waiver with respect to the Barnwell Property, in substantially the form of Exhibit B annexed hereto; and
          (c) Except to the extent provided for in the provisions of Section Five(a) below, the New Market Tax Credit Transaction shall have been consummated in accordance with its terms, all of the conditions precedent to its effectiveness shall have been satisfied or, if waived, the terms of such waiver shall be acceptable to the Agent and the Lenders in their commercially reasonable judgment, and the Agent and its counsel shall have received and reviewed to their reasonable satisfaction (i) the structure of the New Market Tax Credit Transactions, (ii) the obligations, if any, of the Company arising under the New Market Tax Credit Transaction and (iii) all material documents, instruments and agreements to be executed or delivered in connection with the New Market Tax Credit Transaction (except for those documents relating to the New Market Tax Credit Transaction listed on Exhibit E annexed hereto, which are being executed and/or delivered by the parties thereto after the date hereof);
          (d) The Agent shall have received evidence reasonably satisfactory to it of the return by Horsehead Zinc to the Company of an amount equal to the sum of approximately $13,955,292 less the aggregate amount of those professional fees and disbursements incurred in connection with the New Market Tax Credit Transaction which are to be paid upon the consummation thereof, and the receipt by the Company of such amount, effective upon the consummation of the New Market Tax Credit Transaction.
     Section Five. Conditions Subsequent. Notwithstanding the provisions of Section Four above, the effectiveness of this Consent and the provisions hereof are subject to the following conditions subsequent, including, where applicable, that the Agent shall have received the following documents and other items (all such documents and other items to be in form and substance satisfactory to the Agent), each of which such conditions subsequent must be satisfied by the deadline specified below (as any such deadline may be extended in writing by Agent acting in its sole discretion (and without any obligation to grant any such extension)); provided that, in the event that any of these conditions subsequent shall not have been satisfied by the respective deadline set forth below (as it may be extended by Agent as provided for above): (i) the consents provided for in Section One of this Consent above shall be automatically and immediately deemed to be revoked and to have become null and void ab initio and (ii) an immediate and automatic Event of Default shall occur under the Financing Agreement:
          (a) No later than the close of business New York time on the tenth (10th) day following the date of this Consent, Agent and its counsel shall have received and reviewed to their reasonable satisfaction those documents relating to the New Market Tax Credit Transaction listed on Exhibit E annexed hereto, which are being executed and/or delivered by the parties thereto after the date hereof, and notwithstanding anything to the contrary contained herein, this condition subsequent shall not be deemed to have been satisfied unless and until Agent and its counsel shall have approved the terms and provisions of (and obligations of the Company under) such documents in its reasonable discretion and commercial judgment;
          (b) No later than the close of business New York time on the tenth (10th) day following the date of this Consent, Horsehead Zinc, and each holder of a mortgage on the Barnwell Property, as of the date of this Consent, shall have executed in favor of the Company a non-disturbance agreement, in substantially the form of Exhibit C annexed hereto;
          (c) No later than the close of business New York time on the fifth (5th) day following the date of this Consent, the Company shall have delivered to the Agent satisfactory proof of effective liability and casualty insurance, in amounts reasonably satisfactory to the Agent, applicable to the machinery and equipment owned by the Company and to be located or installed on the Barnwell Property, including appropriate certificates and/or endorsement indicating that Agent has been added to such policies as lender loss payee or additional insured as applicable;

          (d) No later than the earlier of (x) the close of business New York time on the tenth (10th) day following the date of this Consent or (y) the close of business New York time on the first (1st) Business Day following the date the First Amended and Restated Operating Agreement of Horsehead Zinc Recycling, LLC described as item #4.a on Exhibit E below shall have been approved by Agent and its counsel under Section Five(a) hereof above and executed by the parties thereto, all of the equity interests issued by Horsehead Zinc to the Company (the “Pledged Equity Interests”) shall have been pledged and collaterally assigned by the Company to the Agent, for the ratable benefit of the Lenders, as security for all Obligations, pursuant to a pledge and security agreement in substantially the form of Exhibit D annexed hereto, and all of the other members of Horsehead Zinc shall have consented to such pledge, in writing, the Agent’s security interest in the Pledged Equity Interests shall be perfected and shall constitute an exclusive first priority security interest, all of the Pledged Equity Interests shall be certificated and Horsehead Zinc shall have “opted in” to Article 8 of the applicable Uniform Commercial Code, Agent and its counsel shall have received and reviewed to their reasonable satisfaction the limited liability company agreement or operating agreement of Horsehead Zinc, the other formation documents of Horsehead Zinc, and the statute applicable to the formation of limited liability companies under South Carolina law, and shall have determined that such pledge agreement provides for the effective pledge and collateral assignment of all of the economic rights and voting rights associated with the Pledged Equity Interests in a manner consistent with such documents and laws;
          (e) No later than the close of business New York time on the tenth (10th) day following the date of this Consent, the Company shall deliver to Agent a written opinion of counsel for the Credit Parties addressed to the Agent and the Lenders covering such matters as may be reasonably requested by the Agent; and
          (f) No later than the close of business New York time on the fifth (5th) day following the date of this Consent, the Company shall deliver to Agent evidence that the execution, delivery and performance of this Consent by each of the Credit Parties have been duly authorized by all necessary action, and that no amendment or other modification to the articles or certificate of incorporation or bylaws of any Credit Party has been made since the date of the original delivery thereof to the Agent and that such documents (in the form delivered to the Agent) remain in full force and effect
     Section Six. General Provisions.
          (a) The Financing Agreement and all other agreements, documents, instruments and certificates executed in connection therewith, are ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms.
          (b) The execution, delivery and effectiveness of the consents contained in Section One hereof shall not operate as a waiver of any right, power or remedy of any Lender or of Agent under the Financing Agreement or any of the other Loan Documents, nor constitute a waiver of any other provision of the Financing Agreement or any of the other Loan Documents.

          (c) All references to the Financing Agreement and each other Loan Document shall mean the Financing Agreement as in effect on the date hereof and as hereafter amended, supplemented and modified from time to time.
          (d) This Consent embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supercedes all prior agreements, commitments, arrangements, negotiations or understandings, whether written or oral, of the parties with respect thereto.
          (e) Each Credit Party hereby specifically agrees and acknowledges and covenants that, promptly upon request of Agent, any applicable Credit Party will execute and deliver to Agent a mortgage modification agreement or amendment with respect to each Mortgage, pursuant to which such Mortgage shall be modified as necessary to reflect the amendments, modifications and other changes to the Financing Agreement provided for in this Consent.
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     IN WITNESS WHEREOF, the parties to this Consent have signed below to indicate their agreement with the foregoing and their intent to be bound thereby.

HORSEHEAD CORPORATION

By:	/s/ James M. Hensler

Name:	James M. Hensler
Title:	President and Chief Executive Officer

CHESTNUT RIDGE RAILROAD CORP.

By:	/s/ James M. Hensler

Name:	James M. Hensler
Title:	President and Chief Executive Officer

THE CIT GROUP/BUSINESS CREDIT, INC., as a Lender and as Agent

By:	/s/ Alan Strauss

Name:	Alan Strauss
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Douglas Hoffman
Name:	Douglas Hoffman
Title:	Vice President
Signature Page to Consent